EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3 No. 333- ) and related Prospectus of LGI Homes Inc. for the registration of debt securities, preferred stock, common stock and warrants and the incorporation by reference therein of our report dated March 12, 2015, with respect to the consolidated financial statements of LGI Homes Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission .

/s/ Ernst & Young LLP

Houston, Texas
July 2, 2015